Exhibit 10.12.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT is entered into as of the 30th day of December, 2008, by and between C&F FINANCIAL CORPORATION, a Virginia corporation (the “Company”), and BRYAN MCKERNON (the “Executive”).

RECITALS

I. The Company and the Executive previously entered into an Employment Agreement dated as of December 19, 2006 (the “Agreement”); and

II. The Company and the Executive desire to amend the Agreement to comply with the requirements of Section 409A of the Internal Revenue Code and applicable guidance issued thereunder (“Code Section 409A”).

NOW, THEREFORE, it is hereby agreed as follows:

1. Section 2 of the Agreement is amended to read as follows:

2. Compensation; Bonus. McKernon shall be paid monthly salary payments, based on an annual salary of no less than $195,000.00.

In addition, C&F will pay to McKernon a bonus equal to a percentage of             (calculated according to Generally Accepted Accounting Principles)             realized by C&F, according to the following schedule:

%

The bonus will be computed at the end of each month and will be paid prior to the end of the next month, except as limited by the next paragraph. The bonus computation will be based upon 80% of the annualized year-to-date results and will be adjusted at year-end based upon final results in order that the total bonus will be equal to the appropriate percentage of year end             . Any amount due based on the adjustment after the end of any calendar year will be paid no later than 60 days after the end of such calendar year.

2. Section 4(B) is amended to read as follows:

4. Further Termination of Agreement

B. C & F shall have the right, at any time and at its sole option, to buy out McKernon’s interest in this Agreement and terminate his employment, thereafter having no further obligation to McKernon except as may be set out in this Agreement, based upon the following chart:

For purposes of this paragraph, NIBT shall be defined as Net Income Before Taxes, as defined in paragraph 2 of this Agreement) for the 12 months immediately preceding the buy out. Such buyout payments shall be paid in a lump sum within 30 days of McKernon’s termination of employment.

Should this Agreement be terminated under the provisions of this paragraph, C&F may purchase a “non-competition” commitment from McKernon, on a month-to-month basis for up to 12 months, based upon the following monthly purchase price: (i) If McKernon is gainfully employed at the time of a monthly payment, a monthly amount equal to one-half of his monthly base salary at C&F at the time of termination; or (ii) if McKernon is not gainfully employed at the time of a monthly payment, a monthly amount equal to his full monthly base salary at C&F at the time of termination. Under the non-competition commitment, McKernon shall be prohibited from communicating with, soliciting or hiring any employee of C&F.

3. Section 9(E) is hereby added to the Agreement as follows:

9. General Provisions.

E. Code Section 409A Provisions.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A or comply with an exemption from the application of Code Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

(b) Neither McKernon nor C&F shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any matter which would not be in compliance with Code Section 409A (including any transition or grandfather rules thereunder) to the extent Code Section 409A applies to such payment or benefit.

(c) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the form or timing of payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of any such provision of this Agreement under which (and to the extent) deferred compensation subject to Code Section 409A is paid, references to a “termination” or “termination of employment” or like references shall mean separation from service. If McKernon is deemed on the date of separation from service with the Company to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six- month period measured from the date of McKernon’s separation from service or (ii) the date of McKernon’s death. On the first day of the seventh month following the date of McKernon’s separation from service or, if earlier, on the date of McKernon’s death, all payments delayed pursuant to this Section 9.E. (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Fox in a lump sum (without interest), and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d) With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in- kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with C&F’s reimbursement policies but in no event later than the calendar year following the calendar year in which the related expense is incurred.

(e) If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

(f) When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of C&F.

(g) Notwithstanding any of the provisions of this Agreement, C&F shall not be liable to McKernon if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Bryan McKernon
Bryan McKernon

C&F FINANCIAL CORPORATION

By:	/s/ Larry G. Dillon
Larry G. Dillon
Chairman, Board of Directors